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                                                                    Exhibit 99.1

                   METLIFE AND BANCO SANTANDER TO RESTRUCTURE
                             JOINT VENTURE IN SPAIN


New York, NY, July 10, 2000 - Metropolitan Life Insurance Company and Banco Santander Central Hispano announced today that an agreement has been reached that will restructure their insurance joint venture, Seguros Genesis, in Spain. After successfully completing the objectives set forth in the original joint venture established in 1988, MetLife and Banco Santander Central Hispano have decided to restructure their agreement to allow both partners to focus on their key strengths and maximize market potential.

The key elements of the agreement are:

o Seguros Genesis' bancassurance portfolio sold through Banco Santander's branches will be transferred to a new bancassurance company, established for the Banco Santander Central Hispano branch networks. The equity participation of the new company will be Banco Santander Central Hispano with 60%, MetLife with 20%, and Assicurazioni Generali with 20%.

o With the exception of the bancassurance business, all other businesses sold via multiple distribution channels, including the professional agency force, direct sale auto insurance, and others will remain as part of Seguros Genesis, with MetLife holding 80% of Seguros Genesis and Banco Santander Central Hispano reducing its equity ownership to 20%. Banco Santander Central Hispano will absorb the portfolio of Seguros Genesis' branch in Portugal.

This new arrangement is a natural evolution for the joint venture which allows both companies to focus on their key strengths in order to maximize market potential. MetLife and Banco Santander Central Hispano continue to have a strong partnership and are very optimistic about the future.

Seguros Genesis is an insurance joint venture partnership between MetLife and Banco Santander Central Hispano that was established in Spain in 1988 on a 50-50 basis. Over this time period, Seguros Genesis has successfully accomplished the original goals set by MetLife and Banco Santander Central Hispano. It has developed a multi-channel distribution strategy that includes bancassurance, a professional agency sales force, direct auto and others. Seguros Genesis is

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ranked among the top three life insurance companies in Spain and, in 1999, its gross written premium surpassed US $1 billion.

In addition to this agreement, Banco Santander Central Hispano has announced an agreement with Assicurazoni Generali to restructure their insurance alliances in Spain.

Metropolitan Life Insurance Company, a subsidiary of MetLife, Inc. (NYSE: MET), is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. MetLife also has international insurance operations in 11 countries. For more information about MetLife, please visit the company's Web site at www.metlife.com.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties including: changes in interest rates, declines in securities markets and the effect on sales of investment products and on our investment portfolio, competition, litigation, differences between actual claims experience and underwriting and reserving assumptions, downgrades in our or our affiliates' ratings and the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our S-1 registration statements.